Confirming Statement for Section 16 Filing Authorization This statement confirms that I authorize and designate Jacob Burkett, Paul Cento, and Melanie Bowling, individually, to execute and file, on my behalf, all required filings with the U.S. Securities and Exchange Commission, including but not limited to Forms 3, 4, 5, 144, and EDGAR system maintenance, including any amendments thereto, arising from the my ownership of or transactions in securities of First Merchants Corporation. This authorization and designation includes management of accounts and shall remain in effect until such time as I am no longer subject to the filing requirements of Forms 3, 4, 5, and 144 with respect to securities of First Merchants Corporation, unless earlier revoked in writing. I acknowledge that Jacob Burkett, Paul Cento, and Melanie Bowling, individually, are acting solely as filing agents and/or administrators and are not assuming any of my legal responsibilities for compliance with Section 16 of the Securities Exchange Act of 1934, as amended. Steven C. Harris Signature: ___/s/Steven C. Harris __________________ Date: 10/21/2025